SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to § 240.14a-12

Taysha Gene Therapies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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3000 Pegasus Park Drive

Suite 1430

Dallas, Texas 75247

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 17, 2021

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of TAYSHA GENE THERAPIES, INC., a Delaware corporation (the “Company”). The meeting will be held on Thursday, June 17, 2021 at 10:00 a.m., Eastern Time and, in light of public health concerns regarding the COVID-19 pandemic, will be a virtual stockholder meeting through which you can listen to the meeting, submit questions and vote online, for the following purposes:

1.	To elect the Board’s nominees, RA Session II and Paul B. Manning, to the Board of Directors to hold office until the 2024 Annual Meeting of Stockholders.

2.

To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2021.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The meeting can be accessed by visiting www.virtualshareholdermeeting.com/TSHA2021 and entering the control number included in the proxy card in the enclosed proxy materials. You will not be able to attend the meeting in person.

The record date for the Annual Meeting is April 20, 2021. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Virtual Stockholders’ Meeting to Be
Held on June 17, 2021 at 10:00 a.m., Eastern Time.

The proxy statement and annual report to stockholders
are available at http://www.ir.tayshagtx.com.

By Order of the Board of Directors,

Timothy J. Douros
Chief Legal Officer and Corporate Secretary

Dallas, TX
April 29, 2021

You are cordially invited to attend the virtual Annual Meeting. You will not be able to attend the Annual Meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote online if you attend the virtual Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

i

TAYSHA GENE THERAPIES, INC.

3000 Pegasus Park Drive

Suite 1430

Dallas, Texas 75247

PROXY STATEMENT

FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS

June  17, 2021

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We have sent you these proxy materials because the Board of Directors of Taysha Gene Therapies, Inc. (sometimes referred to as the “Company” or “Taysha”) is soliciting your proxy to vote at the 2021 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or through the internet.

We intend to mail these proxy materials on or about April 29, 2021 to all stockholders of record entitled to vote at the Annual Meeting.

How do I attend the Annual Meeting?

The Annual Meeting will be a virtual stockholder meeting held on Thursday, June 17, 2021 at 10:00 a.m., Eastern Time, through which you can listen to the meeting, submit questions and vote online. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/TSHA2021 and entering the control number included in the proxy card in the enclosed proxy materials. We recommend that you log on a few minutes before the Annual Meeting to ensure that you are logged in when the meeting begins. To access the meeting, follow the instructions you will receive in subsequent emails you receive after registration. Information on how to vote online during the Annual Meeting is discussed below.

We have decided to hold a virtual stockholder meeting in light of public health concerns regarding the COVID-19 pandemic in order to protect the health and safety of our stockholders, employees and directors as well as to facilitate stockholder participation at the Annual Meeting. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. You will not be able to attend the Annual Meeting in person.

We encourage you to access the Annual Meeting before it begins. Online check-in will begin approximately 15 minutes before the meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 20, 2021 will be entitled to vote at the Annual Meeting. On this record date, there were 37,817,164 shares of common stock outstanding and entitled to vote. Whether or not you participate in the Annual Meeting, it is important that you vote your shares.

Stockholder of Record: Shares Registered in Your Name

If on April 20, 2021 your shares were registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote online during the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or through the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 20, 2021 your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares online during the meeting unless you request and obtain a valid proxy from your broker, bank or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of two directors (Proposal 1); and

•

Ratification of selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2021 (Proposal 2).

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For Proposal 2, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote online during the Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone or vote by proxy through the internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote online during the meeting even if you have already voted by proxy.

•	To vote online during the meeting, access the Annual Meeting materials by following the instructions you will receive in your email and submit an electronic ballot during the meeting.

•

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. To ensure your vote is counted, your telephone vote must be received before 11:59 p.m., Eastern Time on June 16, 2021.

•

To vote through the internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. To ensure your vote is counted, your internet vote must be received before 11:59 p.m., Eastern Time on June 16, 2021.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote online during the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact that organization to request a proxy form. You must also register to attend the meeting at www.virtualshareholdermeeting.com/TSHA2021 using the control number as provided by your broker, bank, or other agent.

Internet proxy voting will be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you held as of April 20, 2021.

If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or online during the Annual Meeting, your shares will not be voted.

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of both nominees for director and “For” the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?

If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. In this regard, under stock exchange rules, brokers, banks and other securities intermediaries may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under such rules, but not with respect to “non-routine” matters. Proposal 1 is considered to be “non-routine” under such rules, meaning that your broker may not vote your shares on this proposal in the absence of your voting instructions. However, Proposal 2 is considered to be “routine” under such rules, meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 2.

If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 3000 Pegasus Park Drive, Suite 1430, Dallas, Texas 75247.

•	You may attend the Annual Meeting and vote online. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.

When are stockholder proposals and director nominations due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 30, 2021 to 3000 Pegasus Park Drive, Suite 1430, Dallas, Texas 75247. If you wish to nominate an individual for election at, or bring business other than through a stockholder proposal before, the 2022 Annual Meeting of Stockholders, you must deliver your notice to our Corporate Secretary at the address above between February 17, 2022 and March 19, 2022. Your notice to the Corporate Secretary must set forth information specified in our Bylaws, including your name and address and the class and number of shares of our stock that you beneficially own.

If you propose to bring business before an Annual Meeting of Stockholders other than a director nomination, your notice must also include, as to each matter proposed, the following: (1) a brief description of the business desired to be brought before such Annual Meeting and the reasons for conducting that business at the Annual Meeting and (2) any material interest you have in that business. If you propose to nominate an individual for election as a director, your notice must also include, as to each person you propose to nominate for election as a director, the following: (1) the name, age, business address and residence address of the person, (2) the principal occupation or employment of the person, (3) the class and number of shares of our stock that are owned of record and beneficially owned by the person, (4) the date or dates on which the shares were acquired and the investment intent of the acquisition, (5) a statement whether such nominee, if elected, intends to tender, promptly following such person’s failure to receive the required vote for election or re-election at the next meeting at which such person would face election or re-election, an irrevocable resignation effective upon acceptance of such resignation by the Board of Directors and (6) any other information concerning the person as would be required to be disclosed in a proxy statement soliciting proxies for the election of that person as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated under the Exchange Act, including the person’s written consent to being named as a nominee and to serving as a director if elected. We may require any proposed nominee to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack of independence, of the proposed nominee.

For more information, and for more detailed requirements, please refer to our Amended and Restated Bylaws, filed as Exhibit 3.4 to our Registration Statement on Form S-1 (File No. 333-248559), filed with the SEC on September 2, 2020.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for Proposal 1, votes “For,” “Withhold” and broker non-votes; and, with respect to Proposal 2, votes “For,” “Against” and abstentions. Broker non-votes on Proposal 1 will have no effect and will not be counted towards the vote total for this proposal. We do not expect broker non-votes on Proposal 2. Abstentions on Proposal 2 will be counted towards the vote total for this proposal and will have the same effect as “Against” votes.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in street name does not give voting instructions to his or her broker, bank or other securities intermediary holding his or her shares as to how to vote on matters deemed to be “non-routine” under stock exchange rules, the broker, bank or other such agent cannot vote the shares. These un-voted shares are counted as “broker non-votes.” Proposal 1 is considered to be “non-routine” under such rules and we therefore expect broker non-votes on this proposal. However, because Proposal 2 is considered “routine” under such rules, we do not expect broker non-votes on this proposal.

As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

How many votes are needed to approve each proposal?

For the election of directors, the two nominees receiving the most “For” votes from the holders of shares present or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” will affect the outcome.

To be approved, Proposal 2, ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021, must receive “For” votes from the holders of a majority of shares present or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Since brokers have authority to vote on your behalf with respect to Proposal 2, we do not expect broker non-votes on this proposal.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting or represented by proxy. On the record date, there were 37,817,164 shares outstanding and entitled to vote. Thus, the holders of 18,908,583 shares must be present or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote online during the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the meeting or the holders of a majority of shares present at the meeting or represented by proxy may adjourn the meeting to another date.

How do I ask a question at the Annual Meeting?

Only stockholders of record as of April 20, 2021 may submit questions or comments at the Annual Meeting. If you would like to submit a question, you may do so by joining the virtual meeting at www.virtualshareholdermeeting.com/TSHA2021 and typing your question in the box in the meeting portal.

To help ensure that we have a productive and efficient meeting, and in fairness to all stockholders in attendance, you will also find posted our rules of conduct for the Annual Meeting when you log in prior to the start of the Annual Meeting. In accordance with the rules of conduct, we ask that you limit your remarks to one brief question or comment that is relevant to the Annual Meeting or our business and that such remarks are respectful of your fellow stockholders and meeting participants. Our management may group questions by topic with a representative question read aloud and answered. In addition, questions may be ruled out of order if they are, among other things, irrelevant to our business, related to pending or threatened litigation, disorderly, repetitious of statements already made, or in furtherance of the speaker’s own personal, political or business interests. Questions will be addressed in the “Question and Answer” portion of the Annual Meeting.

What do I do if I have technical difficulties in connection with the Annual Meeting?

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number displayed on the virtual meeting page. Technical support will be available beginning approximately one hour prior to the meeting on June 17, 2021.

Will a list of record stockholders as of the record date be available?

A list of our record stockholders as of the close of business on the record date will be made available to stockholders during the meeting at www.virtualshareholdermeeting.com/TSHA2021. In addition, for the ten days prior to the date of the Annual Meeting, the list will be available for examination by any stockholder of record for a legally valid purpose at our corporate headquarters during regular business hours. To access the list of record stockholders beginning June 7, 2021, and until the meeting, stockholders should email IR@tayshagtx.com.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What proxy materials are available on the internet?

The proxy statement, Form 10-K and annual report to stockholders are available at http://www.ir.tayshagtx.com.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board of Directors presently has seven members. There are two directors in the class whose term of office expires in 2021. Each of the nominees listed below is currently a director of the Company who was previously elected by the stockholders. If elected at the Annual Meeting, each of these nominees would serve until the 2024 Annual Meeting of Stockholders and until his successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is the Company’s policy to invite and encourage directors and nominees for director to attend each Annual Meeting of Stockholders. As a private company, we did not hold an Annual Meeting of Stockholders in 2020.

Directors are elected by a plurality of the votes of the holders of shares present or represented by proxy and entitled to vote on the election of directors. Accordingly, the two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by Taysha. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.

CLASS I NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2024 ANNUAL MEETING

The following is a brief biography of each nominee for director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee of the Board of Directors to recommend that person as a nominee for director.

The Nominating and Corporate Governance Committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. To that end, the Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Committee views as critical to effective functioning of the Board. To provide a mix of experience and perspective on the Board, the Committee also takes into account gender, age and ethnic diversity. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the Committee to believe that that nominee should continue to serve on the Board.

RA Session II, age 42

RA Session II has served as our President and Chief Executive Officer and as a member of our Board of Directors since our founding in September 2019. In addition to serving as our President and Chief Executive Officer, Mr. Session currently serves as Entrepreneur-in-Residence of the University of Texas Southwestern Medical Center. He has served on the board of directors of Chardan Healthcare Acquisition 2 Corp. since April 2020. Mr. Session previously served as Chief Business Officer of the gene therapy subsidiaries of BridgeBio Pharma, Inc., a biopharmaceutical company, from January 2019 to April 2020; Senior Vice President, Corporate Strategy and Project Management of AveXis, Inc., a gene therapy company, from March 2017 to May 2018; and in various roles for PTC Therapeutics, Inc., a biopharmaceutical company, from June 2013 to March 2017, most recently as the Vice President of Commercial Development. Mr. Session has also served as an advisor to multiple biotechnology companies, including Alcyone Lifesciences, Inc. from January 2019 to December 2019, 4D Molecular Therapeutics, Inc. from August 2018 to December 2019 and Celenex from June 2018 to September 2018. Mr. Session earned a B.S.B.A. in finance from the University of North Carolina at Charlotte, an M.S.F. in finance from Texas A&M University-Commerce and an M.B.A. from Texas A&M University-Commerce. Our Board of Directors believes that Mr. Session is qualified to serve as a director based on his role as our Chief Executive Officer and his extensive management experience in the biotechnology industry.

Paul B. Manning, age 65

Paul B. Manning has served as a member of our Board of Directors since March 2020. Mr. Manning currently serves as the Chief Executive Officer of PBM Capital Group, LLC, a private equity investment firm in the business of investing in healthcare and life-science related companies, which he founded in 2010. Mr. Manning currently serves as Chairman of the board of directors of Verrica Pharmaceuticals Inc., a biopharmaceutical company, and on the board of directors of Liquidia Corporation, a biopharmaceutical company. Additionally, he previously served on the boards of directors of Dova Pharmaceuticals, Inc., a biopharmaceutical company, from September 2016 to November 2019 and AveXis, Inc., a gene therapy company, from April 2014 to May 2018. Mr. Manning earned a B.S. in microbiology from the University of Massachusetts. Our Board of Directors believes that Mr. Manning is qualified to serve as a director based upon his more than 30 years of managerial and operational experience in the healthcare industry and as an investor in healthcare-related companies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2022 ANNUAL MEETING

Phillip B. Donenberg, age 60

Phillip B. Donenberg has served as a member of our Board of Directors since August 2020. Mr. Donenberg currently serves as Senior Vice President and Chief Financial Officer of Jaguar Gene Therapy, LLC, a privately held early-stage gene therapy company, and has served in such role since February 2020. Mr. Donenberg has served on the board of directors and as chairman of the audit committee of AVROBIO, Inc., a gene therapy company, since June 2018. Previously, Mr. Donenberg served as Chief Financial Officer and Senior Vice President of Assertio Therapeutics, Inc., a pharmaceutical company, from July 2018 to November 2018. He served as Senior Vice President and Chief Financial Officer of AveXis, Inc., a gene therapy company, from October 2017 to June 2018 and as Vice President, Corporate Controller from September 2016 to October 2017. Mr. Donenberg served as Chief Financial Officer of RestorGenex Corporation from 2014 until its merger with Diffusion Pharmaceuticals LLC, a pharmaceutical company, in January 2016, and served as the merged company’s consultant Chief Financial Officer until September 2016. Mr. Donenberg earned a B.S. in accountancy from the University of Illinois Champaign-Urbana College of Business and is a Certified Public Accountant. Our Board of Directors believes that Mr. Donenberg is qualified to serve as a director based on his financial expertise and his experience as a director and executive of companies in the biotechnology and pharmaceutical industries.

Sukumar Nagendran, M.D., age 55

Sukumar Nagendran has served as a member of our Board of Directors since July 2020. Dr. Nagendran currently serves as President, Research and Development at Jaguar Gene Therapy, LLC, a position he has held since February 2020. Dr. Nagendran has served on the board of directors of Solid Biosciences Inc., a life sciences company, since September 2018 and currently serves as an advisor to Encoded Therapeutics, Inc., a biotechnology company. He previously served on the board of directors of Health Sciences Acquisition Corp., a special purpose acquisition company, from March 2019 to December 2019 prior to its merger with Immunovant, Inc. Dr. Nagendran most recently served as Senior Vice President and Chief Medical Officer of AveXis, Inc., a gene therapy company, from September 2015 to May 2018. Dr. Nagendran earned a B.A. from Rutgers University and an M.D. from the University of Medicine and Dentistry of New Jersey and trained in Internal Medicine at Mayo Clinic in Rochester, Minnesota. Our Board of Directors believes that Dr. Nagendran is qualified to serve as a director based upon his more than 30 years of experience with gene therapy development and clinical development strategy.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2023 ANNUAL MEETING

Sean P. Nolan, age 53

Sean P. Nolan has served as the Chairman of our Board of Directors since March 2020. He has served as the President of Nolan Capital, LLC, an investment fund, since October 2019. Mr. Nolan most recently served as President, Chief Executive Officer and a member of the board of directors of AveXis, Inc., a gene therapy company, from June 2015 to May 2018 until its acquisition by Novartis International AG. Mr. Nolan has served on the board of directors of Ventas, Inc., a healthcare real estate investment trust company, since July 2019 and previously served on the board of directors of Neoleukin Therapeutics, Inc., a biopharmaceutical company, from February 2015 to June 2020. Mr. Nolan serves on the board of directors of several privately held companies including Chairman of Encoded Therapeutics and Affinia Therapeutics, and Executive Chairman of Jaguar Gene Therapy, LLC and Istari Oncology. Mr. Nolan earned a B.S. in biology from John Carroll University. Our Board of Directors believes that Mr. Nolan is qualified to serve as a director based upon his more than 29 years of broad leadership and management experience in the biopharmaceutical industry.

Kathleen Reape, M.D., age 55

Kathleen Reape has served as a member of our Board of Directors since November 2020. She served as Chief Medical Officer of Spark Therapeutics, Inc. from September 2018 to March 2020 and as the Head of Clinical Research and Development from January 2016 to September 2018. Dr. Reape earned a B.A. in biology and an M.D. from the University of Pennsylvania. Our Board of Directors believes that Dr. Reape is qualified to serve as a director based upon her extensive experience in gene therapy and clinical research and development as well as her involvement with the regulatory approval of products, including small molecules, biologics, biosimilars and therapeutic devices.

Laura Sepp-Lorenzino, Ph.D., age 60

Laura Sepp-Lorenzino has served as a member of our Board of Directors since November 2020. She has served as Executive Vice President, Chief Scientific Officer of Intellia Therapeutics, Inc. since May 2019. From September 2017 to May 2019, Dr. Sepp-Lorenzino served as Vice President, Head of Nucleic Acid Therapies at Vertex Pharmaceuticals, Inc. She served as Vice President, Entrepreneur-in-Residence at Alnylam Pharmaceuticals, Inc. from 2014 to September 2017. Dr. Sepp-Lorenzino earned a professional degree in biochemistry from the Universidad de Buenos Aires in Argentina and an M.S. and Ph.D. in biochemistry from New York University. Our Board of Directors believes that Dr. Sepp-Lorenzino is qualified to serve as a director based upon her extensive experience in research and development of nucleic acid therapies.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our Board of Directors consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following six directors are independent directors within the meaning of the applicable Nasdaq listing standards: Sean P. Nolan, Phillip B. Donenberg, Paul B. Manning, Sukumar Nagendran, Kathleen Reape and Laura Sepp-Lorenzino. In making this determination, the Board concluded that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.

BOARD LEADERSHIP STRUCTURE

The Board of Directors of the Company has an independent Chair, Mr. Nolan, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board Chair has substantial ability to shape the work of the Board. The Company believes that separation of the positions of Board Chair and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, the Company believes that having an independent Board Chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, the Company believes that having an independent Board Chair can enhance the effectiveness of the Board as a whole.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the Board’s key functions is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Audit Committee responsibilities also include oversight of information security risk management. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. In addition, the entire Board receives reports from time to time regarding various enterprise risks facing the Company, and the applicable Board committees receive related reports with respect to the committees’ respective areas of oversight. The Board has delegated to the Board’s Chairman the responsibility of coordinating between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met seven times during the last fiscal year. Each director attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership of each Board committee and meeting information for fiscal year 2020 for each of the Board committees:

Name	Audit		Compensation		Nominating and Corporate Governance
Claire Aldridge, Ph.D.(1)
Phillip B. Donenberg	X	*	X
Paul B. Manning					X	*
Sukumar Nagendran, M.D.	X		X	*
Sean P. Nolan	X	(2)	X		X
Kathleen Reape, M.D.					X	(3)
Laura Sepp-Lorenzino, Ph.D.	X	(4)
RA Session II					X	(5)

Total meetings in fiscal year 2020	2		3		1

*	Committee Chairperson
(1)	Dr. Aldridge resigned from the Board in July 2020.
(2)	Mr. Nolan resigned from the Audit Committee in November 2020 in connection with Dr. Sepp-Lorenzino’s appointment to the Board.
(3)	Dr. Reape was appointed to the Nominating and Corporate Governance Committee in November 2020 in connection with her appointment to the Board.
(4)	Dr. Sepp-Lorenzino was appointed to the Audit Committee in November 2020 in connection with her appointment to the Board.
(5)	Mr. Session resigned from the Nominating and Corporate Governance in November 2020 in connection with Dr. Reape’s appointment to the Board.

Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each current member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The principal duties and responsibilities of our Audit Committee include, among other things:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•

discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent accountants, our interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing our policies on risk assessment and risk management;

•	reviewing related party transactions;

•

obtaining and reviewing a report by the independent registered public accounting firm, at least annually, that describes its internal quality-control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law; and

•

approving (or, as permitted, pre-approving) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

The Audit Committee is currently composed of three directors: Phillip B. Donenberg, Sukumar Nagendran and Laura Sepp-Lorenzino. The Audit Committee met two times during fiscal year 2020. The Board has adopted a written Audit Committee charter that is available to stockholders on our website at www.tayshagtx.com.

The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards).

The Board of Directors has also determined that Mr. Donenberg qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Donenberg’s level of knowledge and experience based on a number of factors, including his formal education, that he is a Certified Public Accountant and his experience as a chief financial officer for public reporting companies.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2020 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Phillip B. Donenberg, Chair

Sukumar Nagendran, M.D.

Laura Sepp-Lorenzino, Ph.D.

*

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee of the Board of Directors acts on behalf of the Board to review, modify and oversee the Company’s compensation strategy, policies, plans and programs, including:

•

establishing corporate and individual performance objectives relevant to the compensation of our executive officers, directors and other senior management and evaluating performance in light of these stated objectives;

•

reviewing and approving, or reviewing and recommending to the Board of Directors for approval, the compensation and other terms of employment or service, including severance and change-in-control arrangements, of our Chief Executive Officer and the other executive officers;

•	reviewing and recommending to the Board for approval compensation arrangements for our directors;

•	overseeing administration of our equity compensation plans, pension and profit-sharing plans, deferred compensation plans and other similar plan and programs; and

•	reviewing our compensation policies and practices as they relate to risk management and risk-taking incentives.

The Compensation Committee is currently composed of three directors: Phillip B. Donenberg, Sukumar Nagendran and Sean P. Nolan. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing standards). The Compensation Committee met three times during fiscal year 2020. The Board has adopted a written Compensation Committee charter that is available to stockholders on the Company’s website at www.tayshagtx.com.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer and Radford, the compensation consultant engaged by the Compensation Committee. The Compensation Committee meets regularly in executive session. In addition, various members of management and other employees as well as outside advisors or consultants are frequently invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisors engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other advisor to the Compensation Committee, other than in-house legal counsel and certain other types of advisors, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the advisor’s independence; however, there is no requirement that any advisor be independent.

During the past fiscal year, after taking into consideration the six factors prescribed by the SEC and Nasdaq referenced above, the Compensation Committee engaged Radford as its compensation consultant. Our

Compensation Committee identified Radford based on Radford’s general reputation in the industry. The Compensation Committee requested that Radford:

•	evaluate the efficacy of the Company’s existing compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals; and

•	assist the Compensation Committee in refining the Company’s compensation strategy and in developing and implementing an executive compensation program to execute that strategy.

As part of the engagement, the Compensation Committee directed Radford to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. Radford ultimately developed recommendations that were presented to the Compensation Committee for its consideration. Following an active dialogue with Radford, the Compensation Committee recommended that the Board of Directors approve the recommendations of Radford.

Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees as appropriate. In fiscal year 2020, the Compensation Committee delegated authority to Mr. Session, the Company’s President and Chief Executive Officer, to grant, without any further action required by the Compensation Committee, stock options to employees who are not officers of the Company. The purpose of this delegation of authority is to enhance the flexibility of option administration within the Company and to facilitate the timely grant of options to non-management employees, particularly new employees, within specified limits approved by the Compensation Committee. During fiscal year 2020, Mr. Session exercised his authority to grant options to purchase an aggregate of 472,500 shares to non-officer employees.

Historically, the Compensation Committee has determined annual compensation for our executive officers during the first quarter of the year, including any adjustments to annual base salaries and approval of awards of annual performance bonuses and equity awards, as well as approval of new annual performance objectives for the coming year. In addition, at various meetings throughout the year the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires and other strategic compensation issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted by the Chief Executive Officer when determining the compensation of the other executive officers. In the case of the Chief Executive Officer, the Compensation Committee evaluates his performance, which influences any adjustments the Committee approves to his compensation as well as awards to be granted. As part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials that it deems appropriate, including financial reports and projections, tax and accounting information, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.

Compensation Committee Interlocks and Insider Participation

None of our directors who serve as a member of our Compensation Committee is, or has at any time during the past year been, one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with any criteria provided by the Board), reviewing and evaluating incumbent directors and the performance of the Board generally, making recommendations to the Board regarding the membership of the committees of the Board and developing a set of corporate governance principles for the Company.

The Nominating and Corporate Governance Committee is currently composed of three directors: Paul B. Manning, Sean P. Nolan and Kathleen Reape. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee met one time during fiscal year 2020. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on the Company’s website at www.tayshagtx.com.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also considers other factors when considering potential candidates, including expertise relevant to the Company’s current and planned operations, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having commitment to support the Company’s long-term interests. The Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time as the Company’s needs change and evolve. Board diversity and inclusion is critical to the Company’s success. Candidates for director nominees are also reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee may also consider diversity (including gender, racial and ethnic diversity), age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company. As presently constituted, the Board represents a deliberate mix of members who have a deep understanding of the Company’s business, as well as members who have different skill sets and points of view on substantive matters pertaining to our business. Our nomination process and our Board’s approach to assessment and evaluation of our nominees support our commitment to diversity and inclusion.

The Nominating and Corporate Governance Committee appreciates the value of thoughtful changes to the Board’s membership and identifies and considers qualities, skills and other director attributes that might enhance the composition of the Board. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that could impair the directors’ independence. The Nominating and Corporate Governance Committee also considers the results of the Board’s self-evaluation, which is conducted annually. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations, and other factors. The Nominating and Corporate Governance Committee then uses its network to compile a list of potential candidates, which may include recommendations from a professional search firm when deemed appropriate. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the needs of the Board. The Nominating and Corporate Governance Committee then meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board. In fiscal year 2020, the Nominating and Corporate Governance Committee engaged and paid a fee to Chartwell Partners to assist in the process of identifying and evaluating director candidates. However, all current directors and nominees for director were identified and nominated by members of the Board.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: Taysha Gene Therapies, Inc., Attention: Corporate Secretary, 3000 Pegasus Park Drive, Suite 1430, Dallas, Texas 75247, at least 90 days, but not more than 120 days prior to the anniversary date of the mailing of our proxy statement for the preceding year’s Annual Meeting of Stockholders. Submissions must include the information required by our Bylaws, including the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of our stock and has been a holder for at least one year. Any submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Board or the director in care of Taysha Gene Therapies, Inc., 3000 Pegasus Park Drive, Suite 1430, Dallas, Texas 75247, Attn: Corporate Secretary. Each communication must set forth the name and address of the stockholder on whose behalf the communication is sent and the number and class of shares of our stock that are owned beneficially by the stockholder as of the date of the communication.

These communications will be reviewed by our Corporate Secretary, who will determine whether they should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider communications that contain advertisements or solicitations or are unduly hostile, threatening or similarly inappropriate. All communications directed to the Compliance Officer in accordance with our Whistleblower Policy for Accounting and Auditing Matters that relate to questionable accounting or auditing matters involving our company will be promptly and directly forwarded to the Audit Committee.

CODE OF ETHICS

The Company has adopted the Taysha Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at www.tayshagtx.com. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

HEDGING POLICY

Our Insider Trading Policy prohibits our employees, including our executive officers, and the non-employee members of our Board from engaging in short sales, transactions in put or call options, hedging transactions, using margin accounts, or other inherently speculative transactions involving our equity securities.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP has audited the Company’s consolidated financial statements since 2020. Representatives of Deloitte & Touche LLP are expected to be present online at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to the Company for the fiscal year ended December 31, 2020 by Deloitte & Touche LLP, the Company’s principal accountant. No fees were billed to us by Deloitte & Touche LLP during the period from September 20, 2019 (date of our inception) through December 31, 2019.

Year Ended December 31, 2020
Audit Fees(1)	$1,311,459

Total Fees	$1,311,459

(1)

Audit fees consist of fees billed for professional services provided in connection with the audit of our annual consolidated financial statements, the review of our quarterly condensed consolidated financial statements and audit services that are normally provided by the independent registered public accounting firm in connection with regulatory filings. The audit fees also include fees for professional services provided in connection with our initial public offering in 2020.

All fees described above were pre-approved by the Audit Committee.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Deloitte & Touche LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services other than audit services by Deloitte & Touche LLP is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

EXECUTIVE OFFICERS

Our executive officers, and their respective ages as of April 1, 2020, are as follows:

Name	Age	Position(s)
RA Session II	42	President, Chief Executive Officer and Director
Kamran Alam	43	Chief Financial Officer
Suyash Prasad, M.B.B.S., F.F.P.M.	50	Chief Medical Officer and Head of Research and Development

The biography of Mr. Session is set forth in “Proposal 1: Election of Directors” above.

Kamran Alam has served as our Chief Financial Officer since August 2020. Mr. Alam previously served as Senior Vice President, Finance and Principal Financial Officer of Rocket Pharmaceuticals, Inc., a biopharmaceutical company, from October 2019 to July 2020 and as Vice President, Finance at AveXis, Inc., a gene therapy company, from April 2016 to October 2019. From 2013 to April 2016, he held positions of increasing responsibility at Aptinyx Inc., a biopharmaceutical company, where at the time of his departure he was a Senior Director, Finance and Accounting. Mr. Alam is a Certified Public Accountant and earned a B.B.A. from the Ross School of Business at University of Michigan and an M.B.A. in finance from the Kelley School of Business at Indiana University.

Suyash Prasad has served as our Chief Medical Officer and Head of Research and Development since June 2020. Dr. Prasad has served as principal of Suyash Prasad Consulting LLC, a consulting firm, since October 2019. He previously served as Senior Vice President and Chief Medical Officer of Audentes Therapeutics, Inc., a gene therapy company, from 2014 to June 2019. Dr. Prasad earned a medical degree from the University of Newcastle-upon-Tyne, United Kingdom, a master’s degree (with distinction) in translational science from Kings College, London, United Kingdom, and a diploma in pharmaceutical medicine from the Faculty of Pharmaceutical Medicine of the Royal Colleges of Physicians of the United Kingdom. Dr. Prasad is a United Kingdom board-certified physician and is a member of the Royal College of Physicians and the Royal College of Pediatrics and Child Health and is a Fellow of the Faculty of Pharmaceutical Medicine of the Royal College of Physicians of the United Kingdom.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of April 1, 2021 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership(1)
Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned
Greater than 5% stockholders
RA Session II(2)	9,430,582		25.0%
FMR LLC(3)	5,664,215		15.0
BlackRock, Inc.(4)	2,229,816		5.9
UT Southwestern(5)	2,179,000		5.8
Named Executive Officers and Directors
RA Session II(2)	9,430,582		25.0
Kamran Alam	—		—
Suyash Prasad, M.B.B.S, F.F.P.M.(6)	3,844	*
Phillip B. Donenberg(7)	6,888	*
Paul B. Manning(8)	5,222,195		13.8
Sean P. Nolan(9)	1,097,989		2.9
Sukumar Nagendran, M.D.(10)	26,114	*
Kathleen Reape, M.D.(11)	5,166	*
Laura Sepp-Lorenzino, Ph.D.(12)	5,166	*
All current executive officers and directors as a group (9 persons)(13)	15,797,944		41.8

*	Represents ownership of less than one percent.
(1)

This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 37,761,435 shares outstanding on April 1, 2021, adjusted as required by rules promulgated by the SEC.

(2)

Consists of (a) 9,148,402 shares of common stock (including 512,962 shares of unvested restricted common stock), (b) 141,090 shares of common stock held by the Session 2020 Annuity Trust I, of which Mr. Session is the trustee and has sole voting and investment power with respect to the shares held by such trust and (c) 141,090 shares of common stock held by the Session 2020 Annuity Trust II, of which Mr. Session is the trustee and has sole voting and investment power with respect to the shares held by such trust.

(3)

This information has been obtained from a Schedule 13G/A filed on February 16, 2021 by FMR LLC. Abigail P. Johnson is a director, the chairman, the chief executive officer and the president of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders of FMR LLC have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act of 1940, or the Fidelity Funds, advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The business address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02110.
(4)

This information has been obtained from a Schedule 13G filed on February 2, 2021 by BlackRock, Inc., pursuant to which BlackRock, Inc. reported having sole voting power over 2,221,008 shares, shared voting power over no shares, sole dispositive power over 2,229,816 shares and shared dispositive power over no shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(5)

This information has been obtained from a Schedule 13G filed on February 16, 2021 by entities and individuals associated with The University of Texas/Texas A&M Investment Management Company. Consists of 2,179,000 shares of common stock held by The Board of Regents of the University of Texas System on behalf of UT Southwestern. The business address for The Board of Regents of the University of Texas System is 5323 Harry Hines Boulevard, Dallas, Texas 75390-9094.

(6)	Consists of 3,844 shares of common stock.
(7)	Consists of 6,888 shares of common stock issuable upon the exercise of options within 60 days of April 1, 2021.
(8)

Consists of (a) 3,195,205 shares of common stock held by The Paul B. Manning Revocable Trust dated May 10, 2000, of which Mr. Manning is the trustee and has sole voting and investment power with respect to the shares held by such trust, (b) 2,020,102 shares of common stock held by BKB Growth Investments, LLC and (c) 6,888 shares of common stock issuable upon the exercise of options within 60 days of April 1, 2021. Mr. Manning is a co-manager of Tiger Lily Capital, LLC, the manager of BKB Growth Investments, LLC, and has shared voting and investment power with respect to the shares held by BKB Growth Investments, LLC. The business address for each person and entity named in this footnote is 200 Garrett Street, Suite S, Charlottesville, Virginia 22902.

(9)

Consists of (a) 1,091,101 shares of common stock held by Nolan Capital, LLC and (b) 6,888 shares of common stock issuable upon the exercise of options within 60 days of April 1, 2021. Mr. Nolan is the President of Nolan Capital, LLC and has shared voting and investment power with respect to the shares held by Nolan Capital, LLC. The business address for each person and entity named in this footnote is 8 The Green, Ste. R, Dover, Delaware 19901.

(10)	Consists of (a) 19,226 shares of common stock and (b) 6,888 shares of common stock issuable upon the exercise of options within 60 days of April 1, 2021.
(11)	Consists of 5,166 shares of common stock issuable upon the exercise of options within 60 days of April 1, 2021.
(12)	Consists of 5,166 shares of common stock issuable upon the exercise of options within 60 days of April 1, 2021.
(13)

Consists of (a) 15,760,060 shares of common stock (including 512,962 shares of unvested restricted common stock) and (b) 37,884 shares of common stock issuable upon the exercise of options within 60 days of April 1, 2021.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding compensation awarded to, earned by and paid to our named executive officers with respect to the year ended December 31, 2020.

Name and Principal Position	Salary ($)		Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation ($)		Total ($)
RA Session II President, Chief Executive Officer and Director(3)	362,594		4,060,626	271,878	154	(4)	4,695,252
Kamran Alam Chief Financial Officer	142,088	(5)	4,933,703	85,217	330,153	(6)	5,491,161
Suyash Prasad, M.B.B.S, F.F.P.M. Chief Medical Officer and Head of Research and Development	216,833	(7)	3,668,409	129,975	152	(4)	4,015,369

(1)

This column reflects the aggregate grant date fair value of stock awards granted during the year measured pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC Topic 718, the basis for computing stock-based compensation in our financial statements. This calculation assumes that the named executive officer will perform the requisite service for the award to vest in full as required by SEC rules. The assumptions we used in valuing stock awards are described in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K (File No. 001-39536) filed with the SEC on March 3, 2021. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the settlement of such stock awards or the sale of the common stock issuable upon the settlement of such stock awards.

(2)	See “—Narrative to Summary Compensation Table—Non-Equity Incentive Plan Compensation” below for a description of the material terms of the program pursuant to which this compensation was awarded.
(3)

Mr. Session is also a member of our Board of Directors, but did not receive any additional compensation in his capacity as a director. Mr. Session’s employment commenced with us in April 2020. The 2020 salary reported reflects the pro rata portion of Mr. Session’s annual salary earned during 2020 from commencement of his employment through December 31, 2020.

(4)	Represents a holiday meal stipend.
(5)

Mr. Alam’s employment with us commenced in August 2020. The 2020 salary reported reflects the pro rata portion of Mr. Alam’s annual salary earned during 2020 from commencement of his employment through December 31, 2020.

(6)

Represents (a) a reimbursement of $107,021 for out-of-pocket expenses associated with Mr. Alam repaying his sign-on bonus to his former employer and related gross-up payment in the amount of $106,560 to cover Mr. Alam’s tax liability with respect to such reimbursement, (b) a reimbursement of $63,714 for certain out-of-pocket indemnification expenses associated with Mr. Alam’s resignation from his former employer and related gross-up payment in the amount of $52,704 to cover Mr. Alam’s tax liability with respect to such reimbursement and (c) a holiday meal stipend of $154.

(7)

Dr. Prasad’s employment with us commenced in June 2020. The 2020 salary reported reflects the pro rata portion of Dr. Prasad’s annual salary earned during 2020 from commencement of his employment through December 31, 2020.

Narrative to Summary Compensation Table

The Compensation Committee of our Board of Directors has historically determined our executives’ compensation, including the compensation of our named executive officers. Our Compensation Committee typically reviews and discusses management’s proposed compensation with the Chief Executive Officer for all executives other than the Chief Executive Officer. Based on those discussions and its discretion, the Compensation Committee then approves the compensation of each executive officer without members of management present.

Annual Base Salary

We have entered into employment agreements with each of our named executive officers that establish annual base salaries, which are generally determined, approved and reviewed periodically by our Compensation Committee in order to compensate our named executive officers for the satisfactory performance of duties to the Company. Annual base salaries are intended to provide a fixed component of compensation to our named executive officers, reflecting their expertise, experience, knowledge, roles and responsibilities. Base salaries for our named executive officers have generally been set at levels deemed necessary to attract and retain individuals with superior talent. Merit-based increases to salaries are based on management’s assessment of the named executive officer’s individual performance.

Prior to our initial public offering, Mr. Session’s executive employment agreement provided for an annual base salary of $450,000, Mr. Alam’s offer letter provided for an annual base salary of $350,000 and Dr. Prasad’s offer letter provided for an annual base salary of $420,000. In connection with our initial public offering in September 2020, the Compensation Committee approved base salaries of $542,800, $390,000 and $432,600 for each of Messrs. Session and Alam and Dr. Prasad, respectively.

Non-Equity Incentive Plan Compensation

Our named executive officers are eligible to receive annual incentive compensation based on the satisfaction of individual and corporate performance objectives established by the Board of Directors. Each named executive officer has a target annual incentive opportunity, calculated as a percentage of annual base salary, and may earn more or less than the target amount based on our company’s and his individual performance. For 2020, the target annual incentive opportunities as a percentage of base salary for our named executive officers were 50% for Mr. Session and 40% for each of Mr. Alam and Dr. Prasad. The amounts of any annual incentives earned are determined after the end of the year, based on the achievement of the designated corporate and individual performance objectives, and may be paid in cash or equity. The Compensation Committee determined that the percentage attainment of our corporate goals for 2020 was 150% and approved individual performance achievement payouts for each named executive officer in the amounts reflected in the column of the Summary Compensation Table above entitled “Non-Equity Incentive Plan Compensation.”

Equity-Based Awards

Our equity-based incentive awards granted to our named executive officers are designed to align the interests of our named executive officers with those of our stockholders. Vesting of equity awards is generally tied to each officer’s continuous service with us and serves as an additional retention measure. Our executives generally are awarded an initial new hire grant upon commencement of employment and thereafter on an annual basis. Additional grants may occur periodically in order to specifically incentivize executives with respect to achieving certain corporate goals or to reward executives for exceptional performance. Following the completion of our initial public offering, we grant all equity awards pursuant to our 2020 Stock Incentive Plan.

Outstanding Equity Awards as of December 31, 2020

The following table sets forth certain information about outstanding equity awards granted to our named executive officers that were outstanding as of December 31, 2020.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
RA Session II	769,058	20,410,799
Kamran Alam	331,121	8,787,951
Suyash Prasad, M.B.B.S, F.F.P.M.	668,745	17,748,492

(1)	The market value of our common stock is based on the closing price of our common stock on the Nasdaq Global Select Market on December 31, 2020.

Retirement Benefits and Other Compensation

Our named executive officers did not participate in, or otherwise receive any benefits under, any pension, retirement or deferred compensation plan sponsored by us during 2020 other than our 401(k) plan described below. During 2020, our named executive officers were eligible to participate in our employee benefit plans on the same basis offered to our employees generally, including health insurance and group life insurance benefits. We maintain a 401(k) plan that is intended to qualify as a tax-qualified plan under Section 401 of the U.S. Internal Revenue Code of 1986, as amended, or the Code, which our named executive officers are eligible to participate in on the same basis as our other employees. We generally do not provide perquisites or personal benefits except in very limited circumstances, and we did not provide any perquisites to our named executive officers in 2020. We provided $329,999 in personal benefits to Mr. Alam in 2020 in connection with his hiring for reimbursement of out-of-pocket indemnification expenses paid to his former employer and expenses associated with Mr. Alam repaying his sign-on bonus to his former employer and related tax gross-up payments.

Employment Agreements with our Named Executive Officers

Amended and Restated Employment Agreement with Mr. Session

We have entered into an amended and restated executive employment agreement with Mr. Session, which reflects an initial annual base salary of $542,800, which is subject to adjustment at the discretion of our Board of Directors, and an annual bonus target equal to 50% of Mr. Session’s annual base salary to be awarded based upon the achievement of individual and company performance goals as determined by our Board of Directors.

Pursuant to the amended and restated executive employment agreement, if we terminate Mr. Session’s employment without “cause,” or if Mr. Session terminates his employment for “good reason” (each, as defined in the executive employment agreement), he will be entitled to continued payment of his base salary for 12 months and his then-outstanding equity awards will vest in full. Such severance and acceleration benefits are conditioned upon Mr. Session’s execution of and compliance with an effective and irrevocable general release, compliance with certain non-competition and non-solicitation obligations, resignation from all positions with us and return of all our property. The amended and restated executive employment agreement further provides that Mr. Session is entitled to the severance benefits described in “—Potential Payments Upon Termination or Change in Control” below.

Amended and Restated Offer Letters with Mr. Alam and Dr. Prasad

We have entered into amended and restated offer letters with each of Mr. Alam and Dr. Prasad. For Dr. Prasad, the amended and restated offer letter reflects an initial annual base salary of $432,600, which is subject to adjustment at the discretion of our Board of Directors, and an annual bonus target equal to 40% of Dr. Prasad’s annual base salary to be awarded based upon the achievement of individual and company performance goals as determined by our Board of Directors. For Mr. Alam, the amended and restated offer letter reflects an initial annual base salary of $390,000, which is subject to adjustment at the discretion of our Board of Directors, and an annual bonus target equal to 40% of Mr. Alam’s annual base salary to be awarded based upon the achievement of individual and company performance goals as determined by our Board of Directors.

Pursuant to the amended and restated offer letters, if we terminate Dr. Prasad’s or Mr. Alam’s employment without “cause,” or if Dr. Prasad or Mr. Alam terminates his employment for “good reason” (each, as defined in such executive’s amended and restated offer letter), he will be entitled to continued payment of his base salary for 12 months. Such severance benefits are conditioned upon the executive’s execution of and compliance with an effective and irrevocable general release, compliance with certain non-competition and non-solicitation obligations, resignation from all positions with us and return of all our property. The amended and restated offer letters further provide that Dr. Prasad and Mr. Alam are entitled to the severance benefits described in “—Potential Payments Upon Termination or Change in Control” below.

Potential Payments Upon Termination or Change in Control

Each of our named executive officers is eligible to receive severance benefits under the terms of our Change in Control Severance Plan adopted by the Board of Directors in September 2020.

The Change in Control Severance Plan provides for severance benefits upon a “covered termination” that occurs during a “change in control period” (each as described below). Upon a covered termination that occurs during a change in control period, participants will be entitled to a lump sum payment equal to the participant’s base salary for a specified period (18 months for Mr. Session and 12 months for each of Mr. Alam and Dr. Prasad), a lump sum payment equal to a multiple of the participant’s target annual bonus (150% for Mr. Session and 100% for each of Mr. Alam and Dr. Prasad), payment of continued group health benefits for a period of months (18 months for Mr. Session and 12 months for each of Mr. Alam and Dr. Prasad) and full accelerated vesting of all outstanding equity awards (including performance-based awards, which shall vest at 100% of target).

All severance benefits under the Change in Control Severance Plan are subject to the participant’s execution of an effective release of claims against the company and compliance with the terms of any confidential information agreement, proprietary information and inventions agreement and any other agreement between the participant and the Company. For purposes of the Change in Control Severance Plan, a “covered termination” is a termination of employment by the Company without “cause,” as defined in the Change in Control Severance Plan, or as a result of the participant’s resignation for “good reason,” as defined in the Change in Control Severance Plan, in either case, not as a result of death or disability. For purposes of the Change in Control Severance Plan, a “change in control period” is the period of time beginning on the date on which a “change in control,” as defined in the 2020 Stock Incentive Plan, becomes effective (or, in the case of Mr. Session, the period beginning three months prior to the date on which a change in control becomes effective) and ending on the first anniversary of the effective date of such change in control.

DIRECTOR COMPENSATION

Non-Employee Director Compensation

The following table shows for the fiscal year ended December 31, 2020 certain information with respect to the compensation of our non-employee directors. RA Session II, our President and Chief Executive Officer, is also a member of our Board of Directors but did not receive any additional compensation for service as a director.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)(2)	Total ($)
Claire Aldridge, Ph.D.(3)	—	—	—
Phillip B. Donenberg	14,808	519,079	533,887
Paul B. Manning	11,577	432,140	443,717
Sukumar Nagendran, M.D.	14,135	518,916	533,051
Sean P. Nolan	24,435	432,140	456,575
Kathleen Reape, M.D.	4,071	430,484	434,555
Laura Sepp-Lorenzino, Ph.D.	4,437	430,484	434,921

(1)

The amounts disclosed represent the aggregate grant date fair value of the stock options granted under our 2020 Stock Incentive Plan or our 2020 Equity Incentive Plan, computed in accordance with ASC Topic 718. The assumptions we used in valuing options are described in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K (File No. 001-39536) filed with the SEC on March 3, 2021. This amount does not reflect the actual economic value that may be realized by such director.

(2)	The table below shows the aggregate number of option awards outstanding for each of our directors who is not a named executive officer, as of December 31, 2020:

Name	Number of Outstanding Options
Claire Aldridge, Ph.D.	—
Phillip B. Donenberg	39,171
Paul B. Manning	31,000
Sukumar Nagendran, M.D.	39,171
Sean P. Nolan	31,000
Kathleen Reape, M.D.	31,000
Laura Sepp-Lorenzino, Ph.D.	31,000

(3)	Dr. Aldridge resigned from our Board of Directors in July 2020.

Narrative to Director Compensation Table

Our Board of Directors has adopted a Non-Employee Director Compensation Policy, pursuant to which each of our directors who is not an employee or consultant of our company is eligible to receive compensation for service on our Board of Directors and committees of our Board of Directors.

Each eligible director will receive an annual cash retainer of $35,000 for serving on our Board of Directors, and the independent chairperson of the Board of Directors will receive an additional annual cash retainer of $30,000 for his or her service. The chairperson of the Audit Committee of our Board of Directors will be entitled to an additional annual cash retainer of $15,000, the chairperson of the Compensation Committee of our Board of Directors will be entitled to an additional annual cash retainer of $10,000 and the chairperson of the Nominating and Corporate Governance Committee of our Board of Directors will be entitled to an additional annual cash retainer of $8,000. The members of the Audit Committee of our Board of Directors will be entitled to an additional annual cash retainer of $7,500, the members of the Compensation Committee of our Board of

Directors will be entitled to an additional annual cash retainer of $5,000 and the members of the Nominating and Corporate Governance Committee of our Board of Directors will be entitled to an additional annual cash retainer of $4,000; however, in each case such cash retainer is payable only to members who are not the chairperson of such committee.

In addition, upon the pricing of our initial public offering, each eligible director was granted a non-statutory stock option to purchase 31,000 shares of our common stock at the initial public offering price under our 2020 Stock Incentive Plan, with the shares vesting in 36 equal monthly installments, subject to continued service as a director through each vesting date. Each new eligible director who joins our Board of Directors will be granted a non-statutory stock option to purchase 31,000 shares of our common stock under our 2020 Stock Incentive Plan, with the shares vesting in 36 equal monthly installments, subject to continued service as a director through each vesting date.

On the date of each annual meeting of our stockholders, each eligible director who continues to serve as a director of our company following the meeting will be granted a non-statutory stock option to purchase 15,500 shares of our common stock under our 2020 Stock Incentive Plan, with the shares vesting on the earlier of the first anniversary of the date of grant or the next annual stockholders meeting, subject to continued service as a director though the applicable vesting date.

Each option awarded to eligible directors under the Non-Employee Director Compensation Policy will be subject to accelerated vesting upon a Change in Control (as defined in the 2020 Stock Incentive Plan).

The exercise price per share of each stock option granted under the Non-Employee Director Compensation Policy will be equal to the closing price of our common stock on the Nasdaq Global Select Market on the date of grant. Each stock option will have a term of ten years from the date of grant, subject to earlier termination in connection with a termination of the eligible director’s continuous service with us (provided that upon a termination of service other than for death, disability or cause, the post-termination exercise period will be 12 months from the date of termination).

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides certain information with respect to our equity incentive plans, which were our only equity compensation plans in effect as of December 31, 2020.

Name	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,524,895	(1)	3.96	(2)	3,303,509	(3)
Equity compensation plans not approved by security holders	—		—		—

Total	3,524,895		3.96		3,303,509

(1)	Consists of shares underlying options and restricted stock units granted pursuant to our 2020 Equity Incentive Plan and 2020 Stock Incentive Plan.
(2)

The weighted-average exercise price includes 2,850,053 shares included in column a that are issuable upon vesting of restricted stock units which have no exercise price. The weighted average exercise price of the outstanding options was $20.68 per share as of December 31, 2020.

(3)

Includes our 2020 Stock Incentive Plan and 2020 Employee Stock Purchase Plan. The number of shares of our common stock reserved for issuance under our 2020 Stock Incentive Plan automatically increases on January 1 of each year, continuing through and including January 1, 2030, by 5% of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by our Board of Directors. Pursuant to this provision, we added 1,434,934 shares of common stock that are available for issuance under the 2020 Stock Incentive Plan on January 1, 2021, which is not reflected in the table above. The number of shares of our common stock reserved for issuance under our 2020 Employee Stock Purchase Plan automatically increases on January 1 of each year, continuing through and including January 1, 2030, by 1% of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by our Board of Directors. Our Board of Directors acted prior to January 1, 2021 to provide that there would be no increase in the share reserve for the 2020 Employee Stock Purchase Plan for 2021.

TRANSACTIONS WITH RELATED PERSONS AND INDEMNIFICATION

RELATED PERSON TRANSACTIONS POLICY AND PROCEDURES

In September 2020, we adopted a related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of such person’s immediate family members and any entity owned or controlled by such person.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our Audit Committee, or, if Audit Committee approval would be inappropriate, to another independent body of our Board of Directors, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under our Code of Business Conduct and Ethics, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, our Audit Committee, or other independent body of our Board of Directors, will take into account the relevant available facts and circumstances including:

•	the risks, costs and benefits to us;

•	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our Audit Committee, or other independent body of our Board of Directors, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our Audit Committee, or other independent body of our Board of Directors, determines in the good faith exercise of its discretion.

CERTAIN RELATED PERSON TRANSACTIONS

The following includes a summary of transactions since our incorporation on September 20, 2019 to which we have been a party, in which the amount involved in the transaction exceeded $120,000 and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest. Other than described below, there have not been, nor are there currently any proposed, transactions or series of similar transactions to which we have been or will be a party other than compensation arrangements, which include equity and other compensation, termination, change in control and other arrangements, which are described under “Executive Compensation” and “Director Compensation.”

Our Relationship with UT Southwestern

In November 2019, we entered into a research, collaboration and license agreement, or the UT Southwestern Agreement, with The University of Texas Southwestern Medical Center, or UT Southwestern, a beneficial owner of more than 5% of our capital stock. Claire Aldridge, Ph.D., a former member of our Board of Directors, was the Associate Vice President of Commercialization and Business Development at UT Southwestern. In accordance with the terms of, and as consideration for, the UT Southwestern Agreement, we issued 2,179,000 shares of our common stock to UT Southwestern in November 2019. We do not have any future milestone or royalty obligations to UT Southwestern under the UT Southwestern Agreement. See the section titled “Business—License Agreements—Research, Collaboration and License Agreement with the University of Texas Southwestern Medical Center” in our Annual Report on Form 10-K (File No. 001-39536) filed with the SEC on March 3, 2021, for additional information.

We are also obligated to provide research and development funding pursuant to certain sponsored research agreements entered into beginning in April 2020 in connection with the UT Southwestern Agreement. We paid an aggregate of $3.6 million to UT Southwestern under the sponsored research agreements during the year ended December 31, 2020.

In January 2021, we launched an innovation fund with UT Southwestern, pursuant to which we support UT Southwestern’s gene therapy discovery activities. We will have an exclusive option on new programs and intellectual property associated with, and arising from, the research conducted under this arrangement.

Agreements with RA Session II

Guarantee and Security Agreement

In December 2019, Mr. Session, our President and Chief Executive Officer and a member of our Board of Directors, entered into a guarantee and security agreement by and among Queen’s University at Kingston, or Queen’s University, our company and himself, pursuant to which Mr. Session has personally guaranteed payments due by us to Queen’s University in the event that we fail to fund our obligations under a research grant agreement by and between Queen’s University and us.

Loan Agreement

In January 2020, Mr. Session loaned us the principal amount of approximately $1.7 million with interest accruing at a rate of 10% per annum, and we granted Mr. Session a first priority security interest in certain of our assets as collateral for the loan. We repaid Mr. Session an aggregate of approximately $1.7 million, including interest, in payments made in March 2020 and July 2020, and Mr. Session released his security interest in the collateral.

Private Placements of Our Securities

Series A Convertible Preferred Stock Financing

In March 2020, we entered into a preferred stock purchase agreement with certain investors, including beneficial owners of greater than 5% of our capital stock and affiliates of members of our Board of Directors, pursuant to which we issued and sold to such investors an aggregate of 6,000,000 shares of our Series A convertible preferred stock at a purchase price of $3.00 per share for aggregate gross proceeds of $18.0 million.

Under the agreement, such investors were required to purchase up to an aggregate of 4,000,000 additional shares of our Series A convertible preferred stock upon our achievement of certain milestones. Moreover, such investors had the right, in their sole discretion, to purchase any or all of such additional shares whether or not we achieved the specified milestones. In June and July 2020, such investors exercised in full their option to purchase these additional shares prior to our achievement of such milestones, and we issued and sold to such investors an aggregate of 4,000,000 shares of Series A convertible preferred stock at a purchase price of $3.00 per share for aggregate gross proceeds of $12.0 million.

The table below sets forth the aggregate number of shares of Series A convertible preferred stock issued to our related parties in this financing:

Name	Series A Convertible Preferred Stock (#)	Aggregate Purchase Price ($)
PBM TGT Holdings, LLC(1)	8,166,667	24,500,001.00
Nolan Capital, LLC(2)	1,000,000	3,000,000.00

(1)

Paul B. Manning, a member of our Board of Directors and a holder of more than 5% of our capital stock, is the Chief Executive Officer of PBM Capital Group, LLC and has sole voting and investment power with respect to the shares held by PBM TGT Holdings, LLC. In September 2020, PBM TGT Holdings, LLC distributed all of the shares of Series A convertible preferred stock it previously held to its beneficial owners, including Mr. Manning and entities controlled by Mr. Manning, for no additional consideration in accordance with the terms of its operating agreement.

(2)	Sean P. Nolan, the Chairman of our Board of Directors, is the President of Nolan Capital, LLC.

Series B Convertible Preferred Stock Financing

In July 2020, we entered into a preferred stock purchase agreement with certain investors, including beneficial owners of greater than 5% of our capital stock, members of our Board of Directors and affiliates of members of our Board of Directors, pursuant to which we issued and sold to such investors an aggregate of 5,647,048 shares of our Series B convertible preferred stock at a purchase price of $17.00 per share for aggregate gross proceeds of $96.0 million. The financing closed in July and August 2020.

The table below sets forth the aggregate number of shares of Series B convertible preferred stock issued to our related parties in this financing:

Name	Series B Convertible Preferred Stock (#)	Aggregate Purchase Price ($)
Entities affiliated with FMR, LLC(1)	1,705,882	28,999,994.00
PBM Capital Group, LLC(2)	117,647	1,999,999.00
Sukumar Nagendran, M.D.	17,647	299,999.00
Suyash Prasad, M.B.B.S., F.F.P.M	3,529	59,993.00
Nolan Capital, LLC(3)	1,470	24,990.00

(1)	Entities affiliated with FMR, LLC collectively hold more than 5% of our capital stock.
(2)	Paul B. Manning, a member of our Board of Directors and a holder of more than 5% of our capital stock, is the Chief Executive Officer of PBM Capital Group, LLC.
(3)	Sean P. Nolan, the Chairman of our Board of Directors, is the President of Nolan Capital, LLC.

Our Relationship with PBM Capital Group, LLC

In March 2020, we entered into a services agreement with PBM Capital Group, LLC, or the PBM Services Agreement. Under the PBM Services Agreement, PBM Capital Group, LLC provides accounting and other administrative and management services related to payroll administration, human resources, bookkeeping, preparation of financial statements and tax returns, accounts payable and receivable, and other similar functions for a fee of $2,500 per month. We paid PBM Capital Group, LLC an aggregate of $127,000, which includes certain passthrough costs under the PBM Services Agreement, during the year ended December 31, 2020.

Employment Arrangements

We have entered into employment agreements or offer letter agreements with certain of our executive officers. For more information regarding our employment agreements with our named executive officers, see “Executive Compensation—Employment Agreements with our Named Executive Officers.”

We also employ Patrick Nolan as our Business Development Manager. Patrick Nolan is the son of Sean P. Nolan, the Chairman of our Board of Directors. We expect that total compensation for Patrick Nolan will exceed $120,000 in 2021.

Indemnification Agreements

We provide indemnification for our directors and executive officers so that they will be free from undue concern about personal liability in connection with their service to our company. Under our amended and restated bylaws, we are required to indemnify our directors and executive officers to the extent not prohibited under Delaware law. We have also entered into indemnity agreements with our executive officers and directors. These agreements provide, among other things, that we will indemnify the officer or director, under the circumstances and to the extent provided for in the agreement, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of our company, and otherwise to the fullest extent permitted under Delaware law and our amended and restated bylaws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” the Company’s proxy materials. A single set of Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual Meeting materials, please notify your broker or us. Direct your written request to Taysha Gene Therapies, Inc., Attention: Corporate Secretary, 3000 Pegasus Park Drive, Suite 1430, Dallas, Texas 75247. Stockholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Timothy J. Douros
Chief Legal Officer and Corporate Secretary

Dated: April 29, 2021

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2020 is available without charge upon written request to: Taysha Gene Therapies, Inc., Attention: Corporate Secretary, Taysha Gene Therapies, Inc., 3000 Pegasus Park Drive, Suite 1430, Dallas, Texas 75247.

TAYSHA GENE THERAPIES, INC. 3000 PEGASUS PARK DRIVE SUITE 1430 DALLAS, TEXAS 75247 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 16, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/TSHA2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 16, 2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D53789-P50160 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY TAYSHA GENE THERAPIES, INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends you vote FOR number(s) of the nominee(s) on the line below. the following: 1. To elect the Board’s nominees, RA Session II and ! ! ! Paul B. Manning, to the Board of Directors to hold office until the 2024 Annual Meeting of Stockholders. Nominees: 01) RA Session II 02) Paul B. Manning The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2. To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm ! ! ! of the Company for the year ending December 31, 2021. NOTE: To conduct any other business properly brought before the meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com. D53790-P50160 TAYSHA GENE THERAPIES, INC. Annual Meeting of Stockholders June 17, 2021 10:00 a.m., Eastern Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) RA Session II and Kamran Alam, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of TAYSHA GENE THERAPIES, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m., Eastern Time on Thursday, June 17, 2021, which, in light of public health concerns regarding the COVID-19 pandemic, will be a virtual stockholder meeting through which you can listen to the meeting, submit questions and vote online at www.virtualshareholdermeeting.com/TSHA2021, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side